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                                                                   EXHIBIT 99.1

             [LETTERHEAD OF FIRST INDUSTRIAL REALTY TRUST, INC.]


FIRST INDUSTRIAL REALTY TRUST, INC.                        FOR IMMEDIATE RELEASE
                                                           ---------------------
311 S. Wacker Drive, Suite 4000
Chicago, IL 60606
Phone: (312) 344-4300
Fax:   (312) 922-6320

For Investor Inquiries, contact:
Cindy Thorson Klimstra, Vice President-Investor Relations

For Media Inquiries, contact:
Joe Bronson, Manager-Media Relations

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              FIRST INDUSTRIAL DECLARES QUARTERLY CASH DIVIDENDS
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                 COMPANY ALSO ADOPTS SHAREHOLDER RIGHTS PLAN


CHICAGO, September 5, 1997 - First Industrial Realty Trust, Inc. (NYSE:FR), announced today that its Board of Directors declared a dividend of $0.505 per share of common stock payable on October 20, 1997 to shareholders of record on September 30, 1997. The common distribution is equivalent to a $2.02 annual dividend.

For the quarter ending September 30, 1997, the Board of Directors declared a dividend of $0.59375 per share of its Series A Cumulative Preferred Stock (NYSE:FR-PrA). The dividend is payable on September 30, 1997 to shareholders of record on September 15, 1997 and is equivalent to an annual dividend of $2.375 per share.

The Board of Directors declared a dividend of $0.54688 per depositary share of its Series B Cumulative Preferred Stock (NYSE:FR-PrB) for the quarter ending September 30, 1997. The dividend is payable on September 30, 1997 to shareholders of record on September 15, 1997 and is equivalent to an annual dividend of $2.1875 per share.

The Board of Directors also declared a dividend of $0.68123 per depositary share of its Series C Cumulative Preferred Stock (NYSE:FR-PrC) for the partial quarter ending June 30, 1997, and the full quarter ending September 30, 1997. The dividend is payable on September 30, 1997 to shareholders of record on September 15, 1997 and is equivalent to an annual dividend of $2.1563 per share.

Separately, at its meeting the Board of Directors adopted a Shareholder Rights Plan. President and CEO Michael T. Tomasz said, "The plan is designed to enhance the Board's ability to protect shareholder interests and to ensure that shareholders receive equitable treatment in the event of any coercive takeover attempt of First Industrial Realty Trust. The plan is not being adopted in response to any takeover attempt; instead, the plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action."